Exhibit 107.1

Calculation of Filing Fee Table
Form S-3
(Form Type)
Element Solutions Inc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Cary Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.01 per share	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.01 per share	415(a)(6)	(3)	—	(1)(3)		—	S-3ASR (3)	333-232966 (3)	8/2/2019 (3)	(3)
	Equity	Preferred Stock, par value $0.01 per share	415(a)(6)	(3)	—	(1)(3)		—	S-3ASR (3)	333-232966 (3)	8/2/2019 (3)	(3)
	Debt	Debt Securities	415(a)(6)	(3)	—	(1)(3)		—	S-3ASR (3)	333-232966 (3)	8/2/2019 (3)	(3)
	Other	Units	415(a)(6)	(3)	—	(1)(3)		—	S-3ASR (3)	333-232966 (3)	8/2/2019 (3)	(3)
	Total Offering Amounts					$597,500,006.50 (1)(3)	(2)	(2)				$60,168.25 (3)
	Total Fees Previously Paid							—
	Total Fees Offsets							—
	Net Fee Due							$0.00 (2)
(1) An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices and as may from time to time be issued upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Element Solutions Inc (f/k/a Platform Specialty Products Corporation)(the “Registrant”) is deferring payments of all of the registration fees (except with respect to the carry forward securities identified in the table above, which registration fees have already been paid). Any subsequent registration fees will be paid on a pay-as-you-go basis based on the fee rate in effect on the date of such fee payment.
(3)    Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes $597,500,006.50 of unsold securities (the “Unsold Securities”) that were previously registered under the Registrant’s Registration Statement on Form S-3 (Registration No. 333-212480), initially filed on July 12, 2016 and declared effective on July 26, 2016 (the “Initial Registration Statement”), and subsequently under the Registrant’s automatically effective Shelf Registration Statement on Form S-3ASR (Registration No. 333-232966) filed on August 2, 2019 (the “Expiring Registration Statement”). A filing fee of $100,700 with respect to an aggregate of $1,000,000,000 of securities was initially paid by the Registrant in connection with the filing of the Initial Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the filing fee of $60,168.25 previously paid in connection with the Unsold Securities was to be used to offset any future registration fees under the Expiring Registration Statement. The Unsold Securities remain unsold as of the date of this registration statement. Pursuant to Rule 415(a)(6), such $60,168.25 filing fee will continue to be applied to the Unsold Securities that are being carried forward to this registration statement, and the offering of the Unsold Securities pursuant to the Expiring Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.